Exhibit 99.1


                  TRIBUNE TO COMPLETE SALE OF HOLDINGS IN QUNO
               TO DONOHUE INC. FOR US$425 MILLION (C$585 MILLION)

CHICAGO, Thurs., Feb. 29, 1996 -- Tribune Company is completing the sale of the remainder of its holdings in QUNO Corp., a leading Canadian newsprint producer, to Donohue Inc., a Quebec-based forest products company. The merger with Donohue was approved today at a meeting of QUNO stockholders. The merger will be effective Friday, March 1.

Tribune will receive C$30.50 per common QUNO share, primarily in cash, plus notes and Donohue stock. Tribune's gross proceeds from the sale will be approximately US$425 million (C$585 million), consisting of approximately US$285 million cash, short-term notes valued at approximately US$75 million and Donohue common stock currently worth about US$65 million. After-tax proceeds will be approximately US$330 million. Tribune will own about 6 percent of Donohue with the closing of this transaction. Combined with the proceeds from the 1993 initial public offering and a 1994 secondary offering, Tribune will generate after-tax proceeds of nearly $700 million from its sales of QUNO holdings.

QUNO ranks as North America's sixth largest newsprint manufacturer, with pulp and paper mills at Thorold, Ontario, and Baie-Comeau, Quebec.

Donohue Inc. is a major Canadian integrated forest products company engaged in the managing and harvesting of timber resources and the production and sale of newsprint, market pulp and lumber. Its production facilities are among the most modern in the Canadian forest products industry. Donohue's common shares are listed on the Montreal and Toronto stock exchanges. Donohue Inc. is a subsidiary of Quebecor Inc.

Tribune is a leading information, entertainment and education company. Tribune publishes four daily newspapers, owns and operates nine television and five radio stations, produces and syndicates programming and information and provides educationally oriented products and services for the school and consumer markets.

Since late November 1995, Tribune merged its Compton's information businesses into SoftKey International, invested an additional $150 million in SoftKey and agreed to purchase Educational Publishing Corporation and NTC Publishing Group. The company also finalized its equity partnership in Qwest Broadcasting L.L.C.; completed its purchase of KHTV-TV in Houston; agreed to purchase KTTY-TV in San Diego; began managing WBDC-TV in Washington, D.C., and swapped its Sacramento radio stations for KVOD-FM in Denver.

MEDIA CONTACT:                              INVESTOR CONTACT:
Robert D. Carr                              Ruthellyn Musil
312/222-3763 (Office)                       312/222-3787 (Office)
312/222-1573 (Fax)                          312/222-1573 (Fax)
708/545-0746 (Home)                         708/559-0852 (Home)
BCarr@tribune.com                           Rmusil@tribune.com




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